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                                                                    EXHIBIT 10.4

                                  DEAN & DELUCA
                                  560 Broadway
                            New York, New York 10012



April 20, 1999



Mr. Brian Bodell
127 West 79th Street, Apt. 8G
New York, NY  100245

Dear Brian:

It is my pleasure to confirm our offer of at will employment at Dean & DeLuca Brands, Inc. ("D&D") as Vice President-E-Commerce Technology and Strategic Relationships.

As Vice President-E-Commerce you will report to me and be responsible for site development, strategic relationships, and the development of our affiliate program. You will have responsibility for site construction, and be accountable for supervising all aspects including design, layout, architecture, coordinating of the third party vendors, and the integration of the site with other software systems. Additionally, you will be responsible for identifying and recruiting strategic virtual partners to build our internet reach.

In the execution of all your duties, you will be expected to encourage full and open communication, and to foster a working environment which embraces the principles of continuous improvement and excellence in execution. I will expect you to communicate with me on a regular basis, so there are no surprises. You should feel free to express yourself candidly about matters affecting your position; just expect a lot of questions from me, and healthy debate. Finally, you should employ market based management principles in all of your commercial decision making, and act with a sense of urgency in executing your plans.

Your start date will be April 26, 1999 and your annual salary will be $130,000 with an opportunity to receive a bonus of up to 23% on your first anniversary based on your job performance. You will receive standard health benefits after 90-days of employment and will be eligible to participate in our 401K plan on your first anniversary date. These and other benefits and responsibilities are more fully defined in Employee Handbook.

Additionally, you will have the opportunity to participate in our non-qualified employee stock option plan after one year of employment. The granting of these options will be based on your job performance, and is strictly discretionary at the will of the committee responsible for administering the

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plan. The granting of options is subject to a vesting schedule and other terms and conditions which are set forth in the stock option plan and stock option agreement, which you will receive upon eligibility in the plan.

Brian, I know I speak for all the people you have met at Dean & DeLuca in expressing our enthusiasm about the prospects of you joining our team. Your professionalism and combined with our commitment to quality and excellence, shall prove to be a winning combination.

Yours sincerely,


/s/ DUMINDA DE SILVA
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Duminda De Silva
Vice President



Agreed and Accepted:


/s/ Brian Bodell
------------------------
Brian Bodell

4/20/99
------------------------
Date

cc:  Dane Neller




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